EXHIBIT 10.5

REAL ESTATE PURCHASE AGREEMENT

     This Real Estate Purchase Agreement (“Agreement”) is made this 18th day of March, 2003 between Great Dane Limited Partnership, a Delaware limited partnership (“Seller”) and Boss Manufacturing Company, a Delaware corporation (“Buyer”).

RECITALS

     A.      Seller currently holds title to that tract of real estate described on Exhibit A (the “Land”), exact legal description on the survey and title to control.

     B.      Seller desires to sell to Buyer and Buyer desires to purchase from Seller, on the terms set forth herein, the Land and: (i) all buildings, improvements and structures of every kind and description erected, situated or placed thereon; (ii) all rights, privileges, royalties, minerals, oil and gas rights and profits, water, water rights and water stock, easements, tenements, hereditaments, appendages and appurtenances belonging or in any way appertaining thereto; (iii) all rights, title, interest and estate of Seller in and to any streets, sewers, roadways, sidewalks, curbs, alleys and areas adjoining the Land, or portions thereof, whether vacated by law or ordinance, conditionally or otherwise; and (iv) all personal property of any kind or nature annexed, affixed, attached or related to or located on the Land or any buildings, improvements or structures thereon (all of the foregoing, including the Land, is collectively referred to as the “Property”).

AGREEMENT

     In consideration of the foregoing, the mutual covenants herein contained and other good and valuable consideration (the receipt, adequacy and sufficiency of which are hereby acknowledged by the parties by their execution hereof), the parties agree as follows.

     1.     Sale and Purchase. Subject to the terms and conditions hereof, on the Closing Date (as hereinafter defined), Seller agrees to sell, assign, transfer, grant, bargain, deliver and convey to Buyer, and Buyer agrees to purchase from Seller, the Property, free from any Liens or Encumbrances whatsoever other than Permitted Liens and Permitted Encumbrances (as those terms are defined in Section 19 below).

     2.     No Assumption of Liabilities. Except as specifically set forth herein, Buyer and Seller agree that Buyer is not assuming any liability of Seller and Buyer hereby disclaims any debts, liabilities or obligations of Seller not so specifically assumed.

     3.     Purchase Price.

     3.1.      Basic Purchase Price. The purchase price to be paid by Buyer for the Property is $825,000. The purchase price is subject to adjustment for proration of real estate taxes (including special assessments, if any), personal property taxes, and water and sewer bills with respect to the Property (as adjusted, the “Purchase Price”).

The parties shall arrange for termination of Seller’s utility service at the Property on the Closing Date, and resumption of such service in the name of Buyer immediately thereafter. Seller shall be responsible for and pay all charges for utility service at the Property prior to and including the Closing Date, while Buyer shall be responsible for and pay all charges for such utility services after the Closing Date.

3.2.      Payment of the Purchase Price.

     3.2.1.      Earnest Deposit. Upon the execution of this Agreement by all parties, Buyer is to deposit $10,000.00 with Henry County Title & Abstract Co. (the “Earnest Deposit”). The Earnest Deposit is to be paid to Seller on the Closing Date or is to be paid as set forth in Section 12 or Section 13, as applicable.

     3.2.2.      Remainder of the Purchase Price. Subject to Section 13, the remainder of the Purchase Price in excess of the Earnest Deposit is payable at the Closing (as hereinafter defined) by Buyer to Seller as follows:

     (i)      $250,000 in the form of a promissory note substantially in the form attached as Exhibit “B” payable to the order of Seller as seller financing, having a term of 3 years from the Closing Date, with interest at 3% per annum, payable interest only in the first year, principal payments of $2,500 per month during the second year along with current interest, principal payments of $3,000 per month during the third year along with current interest and a balloon payment of all remaining unpaid principal and interest due on the third anniversary of the Closing Date; provided, however, that if Buyer sells it Springfield, Illinois distribution facility (“Springfield Sale”) during the term of the Note, then beginning after the closing date of the Springfield Sale the monthly principal payments under the Note will increase to $7,000 per month, it being understood by the parties that notwithstanding the foregoing, Buyer shall have no obligation to make principal payments during the first year of the Note even if the Springfield Sale occurs within such first year; and

     (ii)     the remaining balance of approximately $565,000 in immediately available funds by cashier’s check or wire transfer as instructed by Seller, which amount Buyer is to obtain from one or more loans to be obtained by Buyer in its discretion.

     4.     Closing. The closing of the purchase and sale contemplated herein (the “Closing”) is to occur at the offices of the Title Company (as hereinafter defined) in Cambridge, Illinois at 10:00 a.m. Central Standard Time on April 15, 2003, or at such other date, time or place upon which the parties may mutually agree, but in no event later than April 25, 2003 (the “Closing Date”). On the Closing Date, Seller is to surrender possession of the Property to Buyer, free from any Encumbrances (other than Permitted Encumbrances) or Liens (other than Permitted Liens) whatsoever. All escrow costs shall be split. Buyer shall be responsible for all recording fees, except for lien and encumbrance release documents which shall be the responsibility of Seller.

     5.      Seller’s Conditions. All of the obligations of Seller hereunder are subject to the satisfaction of every one of the following conditions precedent unless, and only to the extent, waived in writing by Seller:

     5.1.      the representations and warranties of Buyer herein are true and correct as of the Closing Date;

     5.2.      the covenants, agreements and undertakings of Buyer herein have been complied with in all material respects;

     5.3.      a certificate of the secretary of the Buyer or other officer of Buyer that contains their certification of the names and signatures of the officers of Buyer who have been authorized to execute and deliver this Agreement, the Note and any other agreement executed and delivered on behalf of Buyer in connection herewith;

     5.4.      a copy of the certificate of incorporation of Buyer certified as correct and complete as of a recent date by the Secretary of State or comparable official of the jurisdiction of organization of Buyer, together with a certificate containing the attestation of such officials as to the good standing of Buyer in such jurisdiction, and a copy of the articles of incorporation of Seller, as amended, certified as correct and complete as of the Closing Date by the secretary of the Buyer;

     5.5.      a certificate of the Secretary of State of the State of Illinois that contains the attestation of such official to the good standing of Buyer in such jurisdiction;

     6.      Buyer’s Conditions. All of the obligations of Buyer hereunder are subject to the satisfaction of every one of the following conditions precedent unless, and only to the extent, waived in writing by Buyer:

     6.1.      the representations and warranties of Seller herein are true and correct as of the Closing Date;

     6.2.      the covenants, agreements and undertakings of Seller herein have been complied with in all material respects;

     6.3.      no material adverse change to the Property has occurred since the date of this Agreement;

     6.4.     Buyer has received authorization for this transaction from its Board of Directors and all other consents of third parties required for the consummation of the transactions contemplated hereunder have been received by Buyer;

     6.5.      no proceeding, investigation or inquiry is pending or threatened by or before any arbitrator or governmental authority which is reasonably likely to enjoin, restrain or prohibit, or to result in material damages in respect of, or which is related to or arises out of, this Agreement or the consummation of the transactions contemplated hereby or which could reasonably be expected to: (i) impair or interfere in any material respect with the ownership or operation of the Property; (ii) reduce or have an adverse material affect on the value of the Property; or (iii) result in any material liability to Buyer;

     6.6.      Buyer has ordered and obtained, at its expense, current judgment, pending suit, tax and other Lien and Uniform Commercial Code financing statement searches satisfactory to Buyer with respect to Seller and the Property;

     6.7.      Buyer has received and approved the Real Property Documents (as hereinafter defined) in accordance with the standards and pursuant to the procedures provided in Section 11;

     6.8.      at the Closing, Seller has tendered to Buyer the following documents, executed in a manner and otherwise in form and substance reasonably satisfactory to Buyer:

     6.8.1.      a general warranty deed transferring the Property to Buyer, and a bill of sale for any personal property being sold by Seller to Buyer (if any) (collectively the “Transfer Documents”);

     6.8.2.     releases and Uniform Commercial Code termination statements, executed by the appropriate secured party and in a form appropriate for recording or filing, as applicable, that are sufficient to release any Encumbrance against the Property other than Permitted Encumbrances and any Lien against the Property other than Permitted Liens;

     6.8.3.      a certificate of the secretary of the general partner or other officer of Seller that contains their certification of the names and signatures of the officers of Seller’s general partner who have been authorized to execute and deliver this Agreement, the Transfer Documents and any other agreement executed and delivered on behalf of Seller in connection herewith;

     6.8.4.      a copy of the certificate of limited partnership of Seller certified as correct and complete as of a recent date by the Secretary of State or comparable official of the jurisdiction of organization of Seller, together with a certificate containing the attestation of such officials as to the good standing of Seller in such jurisdiction, and a copy of the limited partnership agreement of Seller, as amended, certified as correct and complete as of the Closing Date by the secretary of the general partner of Seller;

     6.8.5.      a certificate of the Secretary of State of the State of Illinois that contains the attestation of such official to the good standing of Seller in such jurisdiction; and

     6.8.6.      an affidavit under §1445 of the Internal Revenue Code of 1986, dated as of the Closing Date, to the effect that Seller is not a foreign person.

     6.9.      Buyer has received firm, written financing commitments from one or more lenders for acquisition and construction financing of $1,500,000 on terms acceptable to Buyer in its discretion; and

     6.10.      Buyer has received and approved, at its expense, a building inspection and an environmental analysis of the Property satisfactory to Buyer in its discretion.

Buyer shall have satisfied or waived compliance with each of the conditions specified in Sections 6.4, 6.6, 6.7, 6.9 and 6.10 on or before April 8, 2003. If any above condition is not timely satisfied or waived by Buyer it shall be deemed that such condition was not timely satisfied, in which case the Earnest Deposit (including all interest and earnings thereon) shall be returned to Buyer in full and this Agreement shall be terminated and neither party shall have any further liability or obligation to the other hereunder.

     7.      Representations and Warranties of Seller. Seller makes the following representations and warranties to Buyer.

     7.1.      Property. Seller has not received any written notice of, nor to Seller’s knowledge is there, any proposed increase in the assessed valuation of the Property. There are no persons in possession of any of the Property other than Seller, whether under written leases, oral agreements or personal licenses. To Seller’s knowledge, none of the Property (or any part thereof) is the subject of any pending or, to Seller’s knowledge, threatened condemnation, eminent domain, rezoning or similar proceeding. To Seller’s knowledge, Seller possesses good, marketable and insurable fee simple title to the Property.

     7.2.      Environmental Matters. To the best knowledge of Seller, Seller has received no notice that the Property or Seller’s conduct or business operations violates environmental laws and no condition or event has occurred with respect to the Property which, with the giving of notice, lapse of time or both, would constitute a violation of environmental laws. To Seller’s knowledge, Seller has not, and no predecessor in interest, adjacent landowner or other person has, buried, dumped, spilled, released, stored, installed, manufactured, disposed of or used any hazardous materials on or at the Property in violation of any environmental law. Seller has not received any notice from any person that the Property (or the operation thereof) is in violation of any environmental law or any permit or that Seller is responsible (or potentially responsible) for the cleanup of any hazardous materials at, on or beneath any part of the Property, or at, on or beneath any land adjacent thereto or in connection with any hazardous waste site. To Seller’s knowledge, Seller is not the subject of federal, state, local, or private litigation or proceedings involving a demand for environmental damages or other potential liability with respect to violations of environmental laws. To Seller’s knowledge, no part of the Property has been listed, or to Seller’s knowledge proposed for listing, on the National Priorities List of the U.S. Environmental Protection Agency or any listing maintained by any state or local regulatory agency of sites where hazardous materials releases might have occurred, or hazardous materials conditions might exist. Seller has not filed any notice under any environmental law with respect to any of the Property indicating past or present on-site treatment, storage or disposal of hazardous material or reporting a spill or release of hazardous material into the environment. To Seller’s knowledge, there are no underground or above ground storage tanks on the Property and to Seller’s knowledge there have been no releases or spills of any hazardous materials from any such storage tanks on the Property. Buyer has received a copy of a Phase 1 environmental assessment for the Property performed on behalf of Seller. Except for the specific representations contained herein, the Property is being sold AS-IS.

     7.3.      Limitation on Warranties. The representations and warranties contained in this section shall survive for a period of twelve (12) months after the Closing.

     8.      Maintenance of Property. For the period from the date hereof through the Closing Date, Seller will: (i) not sell, lease, permit others to occupy or otherwise dispose of the Property except to Buyer; (ii) maintain the Property in as favorable a condition as the same is in on the date hereof, except for normal wear and tear; and (iii) maintain insurance covering the Property comparable to that in effect on the date hereof..

     9.      Additional Contracts. For the period from the date hereof through the Closing Date, except with Buyer’s prior written consent, Seller will not enter into any material contract affecting the Property.

     10.    Inspection. Buyer and its employees, officers, directors, attorneys, agents, independent auditors and representatives have the right, from the date of the execution of this Agreement up to and including the Closing, to inspect the Property. Upon request, Seller shall provide to Buyer copies of tax bills relating to the Property. Buyer may conduct environmental, engineering or other inspections necessary or desirable to enable Buyer to evaluate the Property, and may apply for any permits or licenses which may be required of Buyer. Seller will cooperate with Buyer in carrying out the provisions of this Section and will provide Buyer promptly with such documents and information pertaining to the Property as Buyer may reasonably request. Buyer agrees to indemnify, hold harmless and defend (with counsel reasonably acceptable to Seller) Seller against any damages suffered by Seller or any of the Property and resulting from the acts or omissions of Buyer or its employees, officers, directors, attorneys, agents, independent auditors and representatives in inspecting or investigating the Property pursuant to this Section. Notwithstanding the preceding sentence, Buyer has no obligation to indemnify, hold harmless or defend Seller with respect to any damages arising out of Seller’s own negligence or willful misconduct. Buyer agrees to return the Property to substantially the same condition as it existed prior to such investigation and inspection. Buyer shall provide Seller a certificate of insurance naming Seller as additional insured.

     11.    Real Property Documents. Within twenty (20) business days after the date of this Agreement, Buyer will obtain in form and substance reasonably satisfactory to Buyer the following (the “Real Property Documents”) with respect to the Property:

     11.1.    At Buyer’s expense, an “as built” survey of the Property: (i) prepared by a surveyor or engineer licensed in the State of Illinois; (ii) in such form that the Title Company will delete the survey exceptions from the Title Insurance Policy (as defined below) and made in accordance with the Minimum Standard Detail Requirements for Land Title Surveys jointly established and adopted by the American Land Title

Association and the American Congress on Surveying and Mapping in 1986; (iii) certified to Buyer by such surveyor or engineer, no earlier than the date of this Agreement, in a manner reasonably satisfactory to Buyer as being true and accurate and showing thereon all buildings, structures and other improvements, easements, building lines (together with the recording information concerning the documents creating any such easements and building lines), sewage, water, electricity, gas and other utility facilities, roads, and means of ingress and egress to and from the Property to a public road; (iv) revealing no encroachments onto the Property from any adjacent property, no encroachments by or from the Property onto any adjacent property, nor any violation by any of the improvements on the Property of any recorded building line or easement or other restrictive covenant or ordinance affecting the Property; and (v) accompanied by a certificate from the surveyor or engineer to Buyer which certifies that there have been no changes or additions on the Property since the date of the survey or, if there have been changes, the nature of such additions and changes; and

     11.2. At Seller’s expense, a title commitment (the “Title Commitment”) issued by the Title Company to Buyer for ALTA Form B Owner’s Title Insurance Policy in minimum amounts to be determined by Buyer as of the Closing Date covering all of the Property, showing ownership of the Property in Seller, subject only to the Permitted Liens and Permitted Encumbrances. By way of extended coverage or special endorsement, the Title Commitment will obligate the Title Company to issue an endorsement deleting all policy general exceptions and a zoning endorsement (to the extent available under state title insurance laws and regulations). In addition, the Title Commitment is to contain such additional endorsements as Buyer may require, in each case satisfactory to Buyer and at Buyer’s expense. All such endorsements and insurance are to be in such form as is satisfactory to Buyer (the “Title Insurance Policy”). Seller will provide to the Title Company such affidavits and other documents as the Title Company may reasonably request to issue the Title Insurance Policy.

     12.     Casualty or Condemnation. If, prior to the Closing, any portion of the Property is damaged, destroyed or lost by fire or other casualty with a fair market value in excess of $50,000, or if condemnation or eminent domain proceedings are proposed, threatened or commenced against any portion of the Property with a fair market value in excess of $50,000, Seller will immediately notify Buyer of such event. Buyer may elect to terminate its obligations under this Agreement by notice to Seller within ten business days after Buyer receives such notice from Seller, or elect to close the purchase and sale contemplated herein and receive any and all insurance or condemnation proceeds or awards payable as a result of such casualty or proceeding. If Buyer elects to terminate such obligations, the Earnest Deposit (including all interest and earnings thereon) is to be returned to Buyer and, thereupon, no party has any further obligation under this Agreement. If Buyer elects to close, Seller agrees to execute such assignment documents as Buyer may reasonably require to effect the assignment to Buyer of the insurance or condemnation proceeds required by this Section.

     13.     Termination and Abandonment.

     13.1.      Termination. This Agreement may be terminated and abandoned at any time prior to the Closing Date: (i) by mutual written consent of the parties; (ii) by Buyer,

if the conditions set forth in Section 6 have not been complied with or performed in any material respect and such noncompliance or nonperformance has not been cured or eliminated (or by its nature cannot be cured or eliminated) by Seller on or before the Closing Date; or (iii) by Seller, if the conditions set forth in Section 5 have not been complied with or performed in any material respect and such noncompliance or nonperformance has not been cured or eliminated (or by its nature cannot be cured or eliminated) by Buyer on or before the Closing Date.

     13.2.     Effect of Termination. In the event of the termination or abandonment of this Agreement pursuant to the provisions of Section 13.1 (i), or by Buyer pursuant to the provisions of Section 13.1(ii) (except as provided in this Section) or by Seller pursuant to the provisions of Section 13.1(iii) (except as provided in this Section), the Earnest Deposit (including all interest and earnings thereon) is to be returned to Buyer and this Agreement thereafter becomes void and has no effect. In the event of a default by Seller of its obligations hereunder to close, Buyer may elect to either: (i) sue for specific performance; or (ii) terminate this Agreement as set forth in Section 13.1 and receive back the Earnest Deposit. In the event of a default by Buyer of any of its obligations hereunder to close, Seller’s sole remedy is to terminate this Agreement as set forth in Section 13.1(iii) and receive the Earnest Deposit as liquidated and stipulated damages. It is acknowledged by the parties that the full extent of Seller’s damages in the event of Buyer’s default cannot be accurately anticipated or determined, and the amount of the liquidated damages does not constitute a penalty.

     14.      Indemnification.

     14.1.      Seller. Seller agrees to indemnify, defend and hold Buyer, and Buyer’s past, present and future shareholders, officers, directors, employees, agents, attorneys, representatives, successors and assigns harmless from and against any and all causes of action, claims, rights, demands, liabilities, losses, damages, judgments and expenses, including reasonable attorneys’ fees, court costs and other legal expenses that any of them may incur whether or not litigation is commenced, arising from or connected with: (i) Seller’s misrepresentation or breach of warranty in this Agreement; (ii) Seller’s nonfulfillment of any covenant under this Agreement (other than those to which Section 13 apply, which Section has its own remedy provisions); or (iii) any liability of Seller to any party not being assumed by Buyer hereunder.

     14.2.     Buyer. Buyer agrees to indemnify, defend and hold Seller and Seller’s past, present and future shareholders, officers, directors, employees, agents, attorneys, representatives, successors and assigns harmless from and against any and all causes of action, claims, rights, demands, liabilities, losses, damages, judgments and expenses, including reasonable attorneys’ fees, court costs and other legal expenses that any of them may incur whether or not litigation is commenced, arising from or in connection with: (i) Buyer’s misrepresentation or breach of warranty in this Agreement; (ii) Buyer’s nonfulfillment of any covenant under this Agreement (other than those to which Section 13 apply, which Section has its own remedy provisions); and (iii) any claim or obligation or debt of Seller to any party which is assumed by Buyer hereunder.

     14.3.      Survival. The foregoing indemnifications and the representations and warranties set forth herein survive the Closing Date and the payment of the Purchase Price and the delivery and recordation (where applicable) of the Transfer Documents.

     15.      Amendment and Modification. No amendment, modification, supplement, termination, consent or waiver of any provision of this Agreement, nor consent to any departure herefrom, will in any event be effective unless the same is in writing and is signed by the party against whom enforcement of the same is sought. Any waiver of any provision of this Agreement and any consent to any departure from the terms of any provision of this Agreement is to be effective only in the specific instance and for the specific purpose for which given.

     16.      Assignments. No party may assign or transfer any of its rights or obligations under this Agreement to any other person without the prior written consent of the other parties. Notwithstanding the foregoing, Buyer may assign its rights and obligations under this Agreement to any affiliate of Buyer without the consent of Seller but no such assignment relieves Buyer of any of its obligations hereunder.

     17.      Counterpart Facsimile Execution. For purposes of this Agreement, a document (or signature page thereto) signed and transmitted by facsimile machine or telecopier is to be treated as an original document. The signature of any party thereon, for purposes hereof, is to be considered as an original signature, and the document transmitted is to be considered to have the same binding effect as an original signature on an original document. At the request of any party, any facsimile or telecopy document is to be re-executed in original form by the parties who executed the facsimile or telecopy document. No party may raise the use of a facsimile machine or telecopier or the fact that any signature was transmitted through the use of a facsimile or telecopier machine as a defense to the enforcement of this Agreement or any amendment or other document executed in compliance with this Section.

     18.      Counterparts. This Agreement may be executed by the parties on any number of separate counterparts, and all such counterparts so executed constitute one agreement binding on all the parties notwithstanding that all the parties are not signatories to the same counterpart.

     19.      Definitions. For purposes of this Agreement, the following capitalized terms have the following meanings.

     “Encumbrance” means any restriction, lease, easement, right-of-way or similar item encumbering real estate.

     “Lien” means any mortgage, deed of trust, security agreement, pledge, hypothecation, assignment, deposit arrangement, lien (statutory or otherwise), security interest, financing statement or preferential arrangement of any kind or nature whatsoever, including any conditional sale or other title retention agreement.

     “Permitted Encumbrances” means: (i) Encumbrances waived in writing by Buyer; (ii) additional Encumbrances appearing in Schedule B, Section 2 of the Title Commitment (other than standard exceptions, which standard exceptions include the following: (a) easements or claims of easements not shown by the public record; (b) rights or claims of parties in possession not shown by the public records; (c) discrepancies, conflicts in boundary lines, shortage in area, encroachments and any facts which a correct survey and inspection of the premises would disclose and which are not shown by the public records; (d) defects, encumbrances, adverse claims or other matters, if any, created, first appearing in the public records or attaching subsequent to the effective date of the Title Commitment; and (e) similar matters) delivered to Buyer pursuant to Section 11.2 and not objected to in writing by Buyer within 10 business days after receipt by Buyer thereof; (iii) imperfections in title, if any, or conditions, reservations, restrictions, easements, encroachments or rights of way, if any, none of which, individually or in the aggregate, materially detracts from the value, or impairs in any significant way the current use of, the property subject thereto and (iv) those title exceptions listed on Exhibit “C”.

     “Permitted Liens” means: (i) taxes (other than income taxes or taxes based on or measured by income), general and specific, not now due and payable; (ii) Liens arising out of deposits in connection with workmen’s compensation, unemployment insurance, old age pensions or other social security or retirement benefits legislation; (iii) deposits or pledges to secure bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, surety and appeal bonds or other obligations of a like nature arising in the ordinary course of business; (iv) Liens imposed by law, such as mechanics’, workmen’s, materialmen’s, landlord’s, carriers or other like Liens arising in the ordinary course of business which secure payment of obligations which are not past due; and (v) Liens waived in writing by Buyer.

     “Title Company” means the title insurance company selected by Buyer in its sole discretion, together with such reinsurers or coinsurers of such title company as Buyer selects in its sole discretion, to issue the Title Insurance Policy.

     20.      Entire Agreement. This Agreement constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements, letters of intent, understandings, negotiations and discussions of the parties, whether oral or written.

     21.      Exhibits. All of the Exhibits attached to this Agreement are deemed incorporated herein by reference.

     22.      Failure or Delay. No failure on the part of any party to exercise, and no delay in exercising, any right, power or privilege hereunder operates as a waiver thereof; nor does any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof, or the exercise of any other right, power or privilege. No notice to or demand on any party in any case entitles such party to any other or further notice or demand in similar or other circumstances.

     23.      Further Assurances. The parties will execute and deliver such further instruments and do such further acts and things as may be required to carry out the intent and purpose of this Agreement.

     24.      Governing Law. This Agreement and the rights and obligations of the parties hereunder are to be governed by and construed and interpreted in accordance with the laws of the State of Illinois applicable to contracts made and to be performed wholly within Illinois, without regard to choice or conflict of laws rules.

     25.      Legal Fees. Except as otherwise provided herein, all legal and other costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby are to be paid by the party incurring such costs and expenses. In the event any party brings suit to construe or enforce the terms hereof, or raises this Agreement as a defense in a suit brought by another party, the prevailing party is entitled to recover its attorneys’ fees and expenses. Seller agrees to pay directly all taxes, fees and other charges, including all sales taxes, transfer taxes and recording charges but excluding income taxes or taxes based on or measured by income, incurred as a result of the consummation of the transactions contemplated by this Agreement.

     26.      Notices. All notices, consents, requests, demands and other communications hereunder are to be in writing, and are deemed to have been duly given or made: (i) when delivered in person; (ii) three days after deposited in the United States mail, first class postage prepaid; (iii) in the case of telegraph or overnight courier services, one business day after delivery to the telegraph company or overnight courier service with payment provided for; or (iv) in the case of telecopy or fax, when sent, verification received; in each case addressed as follows:

if to Buyer:

Boss Manufacturing Company
221 West First Street
Kewanee, Illinois 61443
Attention: J. Bruce Lancaster
Fax #: (309) 852-2131

with a copy to:

James F. Sanders
8235 Forsyth Blvd., Suite 400
St. Louis, MO 63105
Fax #: (314) 889-0218

if to Seller:

Great Dane Limited Partnership
2555 South Blue Island Avenue
Chicago, Illinois 60608
Attention: Tom Czapka
Fax #: (773) 254-2448

with a copy to:

Gould & Ratner
222 North LaSalle Street
Suite 800 Chicago, Illinois 60601
Attention: David Rubin
Fax #: (312) 236-3241

or to such other address as any party may designate by notice to the other party in accordance with the terms of this Section.

     27.      Publicity. Any publicity release, advertisement, filing, public statement or announcement made by or at the request of any party regarding this Agreement is to be first reviewed by and must be satisfactory to the other party.

     28.      Remedies. Except as set forth in Section 13, each and every right granted hereunder and the remedies provided for under this Agreement are cumulative and are not exclusive of any remedies or rights that may be available to any party at law, in equity or otherwise.

     29.      Severability. Any provision of this Agreement which is prohibited, unenforceable or not authorized in any jurisdiction is, as to such jurisdiction, ineffective to the extent of any such prohibition, unenforceability or nonauthorization without invalidating the remaining provisions hereof, or affecting the validity, enforceability or legality of such provision in any other jurisdiction, unless the ineffectiveness of such provision would result in such a material change as to cause completion of the transactions contemplated hereby to be unreasonable.

     30.      Specific Performance and Injunctive Relief. Each party recognizes that, if it fails to perform, observe or discharge any of its obligations under this Agreement, no remedy at law will provide adequate relief to the other parties. Therefore, each party is hereby authorized to demand specific performance of this Agreement, and is entitled to temporary and permanent injunctive relief, in a court of competent jurisdiction at any time when any other party fails to comply with any of the provisions of this Agreement applicable to it. To the extent permitted by applicable law, each party hereby irrevocably waives any defense that it might have based on the adequacy of a remedy at law which might be asserted as a bar to such remedy of specific performance or injunctive relief.

     31.      Successors and Assigns. All provisions of this Agreement are binding upon, inure to the benefit of and are enforceable by or against the parties and their respective heirs, executors, administrators or other legal representatives and permitted successors and assigns.

     32.      Third-Party Beneficiary. This Agreement is solely for the benefit of the parties and their respective successors and permitted assigns, and no other Person has any right, benefit, priority or interest under or because of the existence of this Agreement.

     33.      Time of the Essence. Time is of the essence with respect to each and every provision of this Agreement.

BOSS MANUFACTURING COMPANY

By:	/s/ J. Bruce Lancaster

J. Bruce Lancaster, Executive V.P.

GREAT DANE LIMITED PARTNERSHIP
By: Dane Acquisition Corp., its general partner

By:	/s/ Thomas J. Czapka

Thomas J. Czapka

Its:	Vice President

EXHIBIT "A"

LEGAL DESCRIPTION OF PROPERTY

Lot One (1) of Kewanee Industrial Park, a Subdivision located in the West Half (W ½) of the Southeast Quarter (SE ¼) of Section Five (5), Township Fourteen (14) North, Range Five (5) East of the 4th P.M., in the City of Kewanee, Henry County, Illinois

EXHIBIT "B"

PROMISSORY NOTE

NOTE

$250,000.00	April ___, 2003 Chicago, Illinois

     FOR VALUE RECEIVED, BOSS MANUFACTURING COMPANY, a Delaware corporation, whose address is 221 West First Street, Kewanee, Illinois 61443 ("Borrower”), promises to pay GREAT DANE LIMITED PARTNERSHIP, a Delaware limited partnership, its successors and assigns, or order (hereinafter referred to as the "Holder”), the principal sum of Two Hundred Fifty Thousand Dollars ($250,000.00), with interest on the unpaid balance from the date of this Note, until paid, at an annual rate equal to three percent (3%). Payments of principal and interest due under this Note, if not sooner declared to be due in accordance with the provisions hereof, shall be made as follows:

(a) Twelve equal payments of the interest accrued on the unpaid principal balance commencing on the first day of the first month following the date hereof in the amount of Six Hundred Twenty-Five Dollars ($625.00) pursuant to amortization schedule attached;

(b) Twelve equal monthly payments of principal in the amount of Two Thousand Five Hundred Dollars ($2,500.00) plus accrued interest on the unpaid principal balance commencing on the first anniversary of the date hereof due on the first day of each month pursuant to the amortization schedule attached;

(c) Eleven equal monthly payments of principal in the amount of Three Thousand Dollars ($3,000.00) plus accrued interest on the unpaid principal balance commencing on the second anniversary of the date hereof due on the first day of each month pursuant to the amortization schedule attached;

(d) The unpaid principal balance of this Note, if not sooner paid or declared to be due in accordance with the terms hereof, together with all accrued and unpaid interest thereon and any other amounts due and payable hereunder, shall be due and payable in full on April _____, 2006 pursuant to amortization schedule attached; but

(e) Provided, however, that if Borrower sells it Springfield, Illinois distribution facility (“Springfield Sale”) during the term of this Note, then beginning after the closing date of the Springfield Sale the monthly principal payments hereunder will increase to $7,000 per month, it being understood by the parties that notwithstanding the foregoing, Borrower shall have no obligation to make principal payments during the first year of this Note even if the Springfield Sale occurs within such first year.

It shall be an immediate default hereunder if:

(a) any monthly installment under this Note is not paid when due and remains unpaid after ten (10) days’ notice to Borrower; or

(b) without the prior written consent of the Holder, Borrower shall sell or transfer all or any part of the Premises (defined below) or any interest in the Premises (excluding, however, encumbrances on the Premises securing indebtedness); provided, however, that Holder may not deem such transfer a default if prohibited from doing so by federal law as of the date hereof.

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     In the event of default, the Holder may, at the Holder’s option, declare all the sums evidenced by this Note to be immediately due and payable.

     If Holder exercises such option to accelerate, Holder shall mail Borrower notice of acceleration in accordance with the provisions relating to notice as provided below. Such notice shall provide a period of not less than thirty (30) days from the date the notice is mailed within which Borrower may pay the sums declared due. If Borrower fails to pay such sums prior to the expiration of such period, Holder may, without further notice or demand on Borrower, take all available legal remedies available to Holder to collect the indebtedness evidenced hereby. The provisions of this Note relating to acceleration shall be operative with respect to, and shall be binding upon, any persons who, in accordance with the terms hereof or otherwise, shall acquire any part of or interest in or encumbrance upon the Premises.

     The Holder may exercise this option to accelerate during any default by Borrower regardless of any prior forbearance. If suit is brought to collect this Note, the Holder shall be entitled to collect all reasonable costs and expenses of suit, including, but not limited to, reasonable attorneys’ fees.

     Borrower shall pay to the Holder a late charge of two percent (2%) of any monthly installment not received by the Holder within ten (10) days after the installment is due.

     Borrower may repay the principal amount outstanding in whole or in part at any time without penalty. The Holder may require that any partial prepayments (i) be made on the date monthly installments are due; and (ii) be in the amount of that part of one or more monthly installments which would be applicable to principal. Any partial prepayment shall be applied against the principal amount outstanding and shall not postpone the due date of any subsequent monthly installments or change the amount of such installments, unless the Holder shall otherwise agree in writing.

     Presentment, notice of dishonor, and protest are hereby waived by all makers, securities, guarantors and endorsers hereof. This Note shall be the joint and several obligation of all makers, sureties, guarantors and endorsers and shall be binding upon them and their successors and assigns.

     Any notice to Borrower provided for in this Note shall be given by mailing such notice by certified mail addressed to Borrower at the address stated above, or to such other address as Borrower may designate by notice to the Holder. Any notice to the Holder shall be given by mailing such notice by certified mail, return receipt requested, to the holder at the address stated in the first paragraph of this Note, or at such other address as may have been designated by notice to Borrower.

     This Note is unsecured but is executed in connection with Borrower’s acquisition from Holder of certain real property (“Premises”) legally described in Schedule 1 attached hereto.

BOSS MANUFACTURING COMPANY, a Delaware corporation

BY:

ITS:

ATTESTED:

SECRETARY

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Note Amortization Schedule

Interest Rate:	3%
Term:	36
Amortization:	Yr 1 - Int Only
	Yr 2 - Prin $2,500/mo
	Yr 3 - Prin $3,000/mo

	Payment	Prin Int		Bal
Beg Bal				250,000.00
1	625.00	—	625.00	250,000.00
2	625.00	—	625.00	250,000.00
3	625.00	—	625.00	250,000.00
4	625.00	—	625.00	250,000.00
5	625.00	—	625.00	250,000.00
6	625.00	—	625.00	250,000.00
7	625.00	—	625.00	250,000.00
8	625.00	—	625.00	250,000.00
9	625.00	—	625.00	250,000.00
10	625.00	—	625.00	250,000.00
11	625.00	—	625.00	250,000.00
12	625.00	—	625.00	250,000.00
13	3,125.00	2,500.00	625.00	247,500.00
14	3,118.75	2,500.00	618.75	245,000.00
15	3,112.50	2,500.00	612.50	242,500.00
16	3,106.25	2,500.00	606.25	240,000.00
17	3,100.00	2,500.00	600.00	237,500.00
18	3,093.75	2,500.00	593.75	235,000.00
19	3,087.50	2,500.00	587.50	232,500.00
20	3,081.25	2,500.00	581.25	230,000.00
21	3,075.00	2,500.00	575.00	227,500.00
22	3,068.75	2,500.00	568.75	225,000.00
23	3,062.50	2,500.00	562.50	222,500.00
24	3,056.25	2,500.00	556.25	220,000.00
25	3,550.00	3,000.00	550.00	217,000.00
26	3,542.50	3,000.00	542.50	214,000.00
27	3,535.00	3,000.00	535.00	211,000.00
28	3,527.50	3,000.00	527.50	208,000.00
29	3,520.00	3,000.00	520.00	205,000.00
30	3,512.50	3,000.00	512.50	202,000.00
31	3,505.00	3,000.00	505.00	199,000.00
32	3,497.50	3,000.00	497.50	196,000.00
33	3,490.00	3,000.00	490.00	193,000.00
34	3,482.50	3,000.00	482.50	190,000.00
35	3,475.00	3,000.00	475.00	187,000.00
36	187,467.50	187,000.00	467.50	—

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SCHEDULE 1
TO PROMISSORY NOTE

LEGAL DESCRIPTION OF PREMISES

Lot One (1) of Kewanee Industrial Park, a Subdivision located in the West Half (W ½) of the Southeast Quarter (SE ¼) of Section Five (5), Township Fourteen (14) North, Range Five (5) East of the 4th P.M., in the City of Kewanee, Henry County, Illinois

EXHIBIT C

PERMITTED ENCUMBRANCES

1.	Rights of the Public, the State of Illinois, the County, the Township and the municipality in and to that part of the premises in question taken, used or dedicated for roads or highways.
2.	Unrecorded right of way for drain tiles and underground pipes, if any.
3.	Provisions of applicable zoning laws and/or restrictions and prohibitions imposed by governmental authority.
4.	An easement to construct, operate, repair, maintain, patrol, remove, relocate and reconstruct electric transmission, distribution and communication lines or systems created by a grant from Acme Cleveland Corporation to Illinois Power Company dated March 6, 1975 and recorded April 11, 1975 as Document No. 75R1378 in the Office of the Henry County Recorder of Deeds.

5.	Building setback requirement of 30 feet on the East and South sides of the subject lot and of approximately 60 feet on the North and West sides of the subject lot.
6.	An easement for drainage purposes and the installation of public utilities 30 feet in width along the East and South sides of the subject lot and approximately 60 feet in width along the West and North sides of the subject lot.

7.	Taxes not yet due and payable.